EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-48534) pertaining to the 1997 Stock Plan and 2000 Employee Stock Purchase Plan and the Registration Statement (Form S-8 No. 333-56610) pertaining to the 1997 Stock Plan, the 2000 Employee Stock Purchase Plan, the 2001 Nonstatutory Stock Option Plan and the vEngines, Inc. 2000 Stock Incentive Plan of our report dated January 24, 2003, with respect to the consolidated financial statements and schedule of Centillium Communications, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/ Ernst & Young LLP

San Jose, California
February 14, 2003